Exhibit 4.2

CDK GLOBAL, INC.
5.875% Senior Notes due 2026

OFFICER’S CERTIFICATE PURSUANT TO
SECTIONS 2.02, 10.04 AND 10.05 OF THE INDENTURE

June 18, 2018

Joseph A. Tautges does hereby certify that he is the Executive Vice President and Chief Financial Officer of CDK Global, Inc., a Delaware corporation (the “Company”), and does further certify, pursuant to resolutions of the Board of Directors of the Company adopted on June 2, 2018 (the “Resolutions”), and in accordance with Sections 2.02, 10.04 and 10.05 of the Indenture (the “Indenture”) dated as of June 18, 2018 between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as follows:

1.                  There is hereby established a series of Notes titled the “5.875% Senior Notes due 2026” and the form, terms and provisions of the 5.875% Senior Notes due 2026 shall be as set out in Annex A. The 5.875% Senior Notes due 2026 are hereafter referred to as the “Notes.” The form of the Notes is attached as Annex B hereto, and the Notes shall have such other terms and provisions as are set forth in the form of Notes, all of which terms and provisions are incorporated by reference in and made a part of this Certificate and the Indenture as if set forth in full herein and therein.

2.                  In addition to the covenants set forth in Article IV of the Indenture, the Notes shall be subject to the following additional covenants, and such additional covenants shall be subject to the defeasance provisions set forth in Article VIII of the Indenture:

SECTION	4.05. Change of Control

(a)                Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes pursuant to paragraph 5 of the Notes, each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Notes, at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in Section 4.05(b).

(b)               Within 30 days following any Change of Control Triggering Event, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall mail a notice by first-class mail to each Holder, or electronically if held by DTC, with a copy to the Trustee (the “Change of Control Offer”), stating:

(1)               that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)               the circumstances and relevant facts regarding such Change of Control Triggering Event (including, if applicable, information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)               the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the “Change of Control Payment Date”); and

(4)               the instructions, as determined by the Company, consistent with this Section, that a Holder must follow in order to have its Notes purchased.

(c)                Holders electing to have Notes purchased pursuant to this Section 4.05 will be required to surrender the Notes, with an appropriate form duly completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date. Holders will be entitled to withdraw their election if the Trustee or the Paying Agent receives not later than one Business Day prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes which were delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Notes purchased.

(d)               On the Change of Control Payment Date, all Notes purchased by the Company under this Section shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(e)                Notwithstanding the foregoing provisions of this Section, the Company shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section applicable to a Change of Control Offer made by the Company and such third party purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notes purchased by a third party pursuant to this Section will have the status of Notes issued and outstanding.

(f)                A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(g)               The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue of its compliance with such securities laws or regulations.

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(h)               The Company’s obligation to make a Change of Control Offer to repurchase Notes as a result of a Change of Control Triggering Event pursuant to this Section 4.05 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

(i)                 If Holders of not less than 90% in aggregate principal amount of the outstanding Notes tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described in Section 4.05(e), purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption.

SECTION	4.06. Limitation on Liens

(a)                The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (an “Initial Lien”) of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes (together with, at the option of the Company, any other Indebtedness of the Company or any of its Subsidiaries ranking equally in right of payment with the Notes) shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

(b)               Notwithstanding paragraph (a) of this Section 4.06, the Company and its Subsidiaries may create, assume, Incur or Guarantee Indebtedness secured by a Lien without equally and ratably securing the Notes; provided that at the time of such creation, assumption, Incurrence or Guarantee, after giving effect thereto and to the retirement of any Indebtedness that is being retired substantially concurrently with any such creation, assumption, incurrence or guarantee, the sum of (i) the aggregate amount of all outstanding Indebtedness secured by Liens other than Permitted Liens, (ii) the Attributable Debt of all Sale/Leaseback Transactions of the Company and its Subsidiaries permitted by paragraph (b) of Section 4.07 and (iii) the aggregate amount of all outstanding refinancing Indebtedness incurred pursuant to clause (12) of the definition of Permitted Liens in respect of Indebtedness initially Incurred pursuant to this sentence does not at such time exceed the greater of (x) $1,550.0 million and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 2.25 to 1.00.

(c)                Any such Lien thereby created in favor of the Notes shall be automatically and unconditionally released and discharged upon (i) the release and discharge of each Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien.

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SECTION	4.07. Limitation on Sale/Leaseback Transactions

(a)                The Company shall not, and shall not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years); (ii) such transaction involves leases between only the Company and a Subsidiary or only between Subsidiaries; (iii) such transaction involves leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement or the commencement of commercial operation of the property; (iv) the Company or such Subsidiary would be entitled to create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to Section 4.06; or (v) the net proceeds of the sale of the property to be leased are at least equal to such property’s Fair Market Value, as determined by the Company’s Board of Directors in good faith, and such net proceeds are applied within 365 days of the effective date of the Sale/Leaseback Transaction, or the Company enters into a definitive agreement within such 365-day period to apply such net proceeds, to (x) the purchase, construction, development or acquisition of properties or assets or (y) the redemption, repayment or other retirement for value of the Notes or any Indebtedness of the Company that ranks equally in right of payment with the Notes or any Indebtedness of one or more Subsidiaries.

(b)               Notwithstanding the restrictions set forth in paragraph (a) of this Section 4.07, the Company and its Subsidiaries will be permitted to enter into Sale/Leaseback Transactions that would otherwise be subject to such restrictions, without complying with the requirements of paragraph (a) of this Section 4.07, if, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale/Leaseback Transactions existing at such time that could not have been entered into except for the provisions described in this paragraph, together with the aggregate amount of all outstanding Indebtedness secured by Liens permitted under paragraph (b) of Section 4.06, does not at such time exceed the greater of (x) $1,550.0 million and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 2.25 to 1.00.

3.        With respect to the Notes, the Events of Default set forth in Section 6.01 of the Indenture shall be deemed to be amended and restated as follows (and all cross-references in the Indenture to “Section 6.01(5) or (6)” shall instead refer to “Section 6.01(7) or (8)”):

(1)               the Company’s default in any payment of the principal amount of (or, in the case of Original Issue Discount Securities of that Series, the portion thereby specified in the terms of such Security), any Security of that Series when such amount becomes due and payable at Stated Maturity, upon acceleration, required redemption or otherwise;

(2)               the Company’s failure to pay interest on any Security of that Series when such interest becomes due and payable, and such failure continues for a period of 30 days;

(3)               the Company fails to comply with Section 5.01;

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(4)               the Company fails to comply with Section 4.05, 4.06 and 4.07 (other than a failure to purchase Securities when required under Section 4.05) and such failure continues for 60 days after the notice specified below;

(5)               the Company fails to comply with any of its agreements contained in the Securities of that Series or this Indenture (other than those referred to in clause (1), (2), (3) or (4) above) and such failure continues for 90 days after the notice specified below;

(6)               Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $100,000,000, or its foreign currency equivalent at the time;

(7)               the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)             commences a voluntary case;

(B)              consents to the entry of an order for relief against it in an involuntary case;

(C)              consents to the appointment of a Custodian of it or for any substantial part of its property;

(D)             makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; or

(8)               a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)             is for relief against the Company or any Significant Subsidiary in an involuntary case;

(B)              appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(C)              orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws, and the order or decree remains unstayed and in effect for 90 days.

4.       In addition to the definitions set forth in Article I of the Indenture, the Notes shall be interpreted in accordance with the following additional definitions, which, in the event of a conflict with the definition of terms in the Indenture, shall control:

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“Attributable Debt” means, in respect of a Sale/Leaseback Transaction, at the time of determination, the lesser of (1) the Fair Market Value of the property so leased as determined in good faith by the Board of Directors and (2) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended) or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.06, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Change of Control” means the occurrence of any one of the following:

(1)               the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its Subsidiaries;

(2)               the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3)               the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

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(4)               the first day on which the majority of the members of the Board of Directors of the Company cease to be Continuing Directors; or

(5)               the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing: (A) the term “Change of Control” shall not include a merger or consolidation of the Company with, or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Company’s assets to, an affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; (B) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement; and (C) a transaction in which the Company or any direct or indirect parent of the Company becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “New Parent”) shall not constitute a “Change of Control” if the shareholders of the Company or such parent immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of the New Parent immediately following the consummation of such transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a)                without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i)                 consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations),

(ii)               consolidated income tax expense for such period,

(iii)             all amounts attributable to depreciation for such period and amortization of intangible assets for such period,

(iv)             any other non-recurring non-cash charges for such period (including non-cash compensation expense, but excluding any additions to bad debt reserves or bad debt expense and any noncash charge that results from the write-down or write-off of inventory or accounts receivable or that is in respect of any item that was included in Consolidated Net Income in a prior period),

(v)               any losses for such period attributable to early extinguishment of Indebtedness or Hedging Obligations,

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(vi)             any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Obligations,

(vii)           the cumulative effect for such period of a change in accounting principles,

(viii)         any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to the carrying out of any issuance of Equity Interests, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof), including (x) such fees, expenses or charges related to the Indenture, and (y) any amendment or other modification of the obligations or other Indebtedness, in an aggregate amount during any period of four consecutive fiscal quarters not to exceed $5,000,000, and

(ix)             any “restructuring expenses” and “other business transformation expenses” for such period (if incurred prior to June 30, 2020) attributable to the “Business Transformation Plan” (as each such term is used in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2017, December 31, 2017 and March 31, 2018); provided, that (A) such expenses shall have been determined in a manner consistent with the Company’s practices prior to the date hereof and reflected as such in the Company’s annual or quarterly reports filed with the SEC, (B) the aggregate amount of such expenses incurred during the fiscal quarters of the Company ended on September 30, 2017, December 31, 2017, and March 31, 2018, shall be deemed to be $21.6 million, $22.0 million and $12.9 million, respectively, and (C) Consolidated EBITDA may not be increased by more than $125,000,000 of such expenses during any period of four fiscal quarters or by more than $275,000,000 of such expenses during the term of the Indenture; provided that any cash payment made with respect to any noncash item added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a) (or that would have been added back had the Indenture been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus

(b)               without duplication and to the extent included in determining such Consolidated Net Income,

(i)                 any non-recurring noncash items of income for such period (excluding any noncash items of income (A) in respect of which cash was received in a prior period or will be received in a future period or (B) that represents the reversal of any accrual made in a prior period for anticipated cash charges, but only to the extent such accrual reduced Consolidated EBITDA for such prior period),

(ii)               any gains for such period attributable to the early extinguishment of Indebtedness or Hedging Obligations,

(iii)             any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Obligations; and

(iv)             the cumulative effect for such period of a change in accounting principles; provided further that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition, or any exclusive license, of assets by the Company or any of its consolidated Subsidiaries, other than dispositions of inventory and other dispositions and licenses in the ordinary course of business. All amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of an accounting officer of the Company, attributable to any Subsidiary that is not wholly owned by the Company, shall be reduced by the portion thereof that is attributable to the non-controlling interest in such Subsidiary. For purposes of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with generally accepted financial practice as if such Material Acquisition or a Material Disposition had occurred on the first day of such period.

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“Consolidated Net Income” means, for any period, the net income or loss of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Company) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Company or, subject to clause (b) below, any other consolidated Subsidiary during such period and (b) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not wholly owned by the Company to the extent such income or loss or such amounts are attributable to the non-controlling interest in such consolidated Subsidiary.

“Consolidated Net Worth” means, as of any date of determination, the Stockholder’s Equity of the Company and its Restricted Subsidiaries on that date.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1)(a) the aggregate amount of Total Indebtedness then outstanding that is secured by Liens as of such date of determination, less (b) unrestricted cash and cash equivalents of the Company and its Subsidiaries to (2) Consolidated EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements of the Company are available.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors who:

(1)               was a member of the Board of Directors on the date of this certificate; or

(2)               was nominated for election or elected to the Board of Directors or approved by a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

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“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of such Board of Directors.

“Hedging Obligations” means obligations under:

(1)               interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)               other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)               other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)               the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable (other than letters of credit issued in respect of trade payables);

(2)               all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)               all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)               all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

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(5)               all Guarantees by such Person of obligations of the type referred to in clauses (1) through (4) above; and

(6)               all obligations of the type referred to in clauses (1) through (5) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured.

Notwithstanding the foregoing, the term “Indebtedness” will not include (a) in connection with the purchase by the Company or any of its Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes); provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (b) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; (d) any Capital Stock; or (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of ASC Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an incurrence of Indebtedness under the Indenture.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB– or better by S&P (or its equivalent under any successor rating category of S&P); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies appointed by the Company.

“Issue Date” means June 18, 2018.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any priority of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

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“Material Acquisition” means any individual acquisition of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration for such individual acquisition (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $250,000,000.

“Material Disposition” means any individual sale, transfer or other disposition of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) of the Company or any Subsidiary; provided that the aggregate consideration for such individual sale, transfer or other disposition (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $250,000,000.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“obligations” means with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Permitted Liens” means, with respect to any Person,

(1)               pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)               Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, in each case for sums not yet overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

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(3)               Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)               Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)               minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)               Liens securing Indebtedness (including Capital Lease Obligations) Incurred to finance the construction, purchase, replacement or lease of, or repairs, improvements or additions to, property, plant or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) of such Person (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom); provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the later of the acquisition, completion of construction, replacement, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)               Liens existing on the Issue Date;

(8)               Liens on assets, property or shares of Capital Stock (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) of another Person at the time such other Person becomes a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Subsidiary); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses);

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(9)               Liens on assets or property (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) at the time such Person or any of its Subsidiaries acquires the assets or property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such property); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto or pursuant to customary after-acquired property clauses);

(10)           Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person;

(11)           Liens securing Hedging Obligations;

(12)           Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in paragraph (b) of Section 4.06 or in the foregoing clause (6), (7), (8) or (9); provided, however, that (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus additions, improvements, accessions and replacements and customary deposits in connection therewith and proceeds, products and distributions therefrom) and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under paragraph (b) of Section 4.06 or in the foregoing clause (6), (7), (8) or (9) at the time the original Lien became a Permitted Lien, plus accrued interest thereon, and (ii) an amount necessary to pay any fees, commissions, discounts and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(13)           Liens Incurred to secure cash management services in the ordinary course of business;

(14)           Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements limiting the disposition of such assets pending the closing of the transactions contemplated thereby;

(15)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(16)           Liens on any cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement;

(17)           Liens in favor of the Company or any of its Subsidiaries;

(18)           Liens securing the Notes (including any additional Securities);

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(19)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

(20)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(6) of the Indenture.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s and S&P ceases to provide rating services to issuers or investors, the Company shall appoint a replacement for such Rating Agency that is reasonably acceptable to the Trustee.

“Rating Category” means (1) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (3) the equivalent of any such category of S&P or Moody’s used by any replacement Rating Agency appointed by the Company. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of, (1) a Change of Control or (2) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a), (b) or (c) below on, or within 60 days after, the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) in the event the Notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) in the event the Notes are rated Investment Grade by one Rating Agency and below Investment Grade by the other Rating Agency on the Rating Date, the rating of the Notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (c) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories).

“S&P” means S&P Global Ratings (a division of S&P Global Inc.) or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Subsidiary on the Issue Date or thereafter acquired by the Company or a Subsidiary whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

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“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Company and its Subsidiaries outstanding as of such date, computed on a consolidated basis, but excluding contingent obligations of the Company or any Subsidiary as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness. For purposes of this definition, the amount of any Indebtedness shall be determined in accordance with GAAP but without giving effect to any election permitted under GAAP to value such Indebtedness at “fair value” or to any other accounting principle that would result in the amount of such Indebtedness (other than zero coupon Indebtedness) being below the stated principal amount thereof.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustee thereof.

“Wholly Owned Subsidiary” means a Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

5.       The 5.875% Senior Notes due 2026 were offered at an initial public offering price of 100.000% of the principal amount thereof.

6.       The Company may, without the consent of the holders, issue additional Securities under the Indenture in the future with the same terms and with the same CUSIP number as the Notes in an unlimited aggregate principal amount.

7.        The Notes shall be issued as registered Global Notes (subject to exchange for definitive certificated Notes under the circumstances provided in the Indenture).

8.        The undersigned is authorized to approve the form, terms and conditions of the Notes pursuant to the Resolutions.

9.        Attached hereto as Annex C is a true and correct copy of the letter addressed to the Trustee entitling the Trustee to rely on certain paragraphs of the Opinion of Counsel attached thereto, which Opinion relates to the Notes and is delivered in compliance with Sections 2.03, 10.04(2) and 10.05 of the Indenture.

10.        The undersigned has reviewed the provisions of the Indenture, including the conditions precedent pertaining to the authentication and issuance of the Notes.

11.        In connection with this certificate, the undersigned has examined documents, corporate records and certificates and has spoken with other officers of the Company.

12.        I, Joseph A. Tautges, have made such examination and investigation as is necessary to enable me to express an informed opinion as to whether or not such conditions precedent of the Indenture pertaining to the authentication and issuance of the Notes have been satisfied.

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13.        In my opinion all of the conditions precedent provided for in the Indenture for the authentication and issuance of the Notes have been satisfied.

Terms used herein that are not otherwise defined but that are defined in the Indenture or the Notes shall have the meanings ascribed thereto in the Indenture or the Notes, as the case may be.

[Signature Page Follows]

17

IN WITNESS WHEREOF, the undersigned officer has executed this certificate as of the date first written above.

CDK Global, Inc.

/s/ JOSEPH A. TAUTGES
Joseph A. Tautges
Executive Vice President and Chief Financial Officer

[Signature Page to Officer’s Certificate]

ANNEX A

Designation	5.875% Senior Notes due 2026 (the “Notes”).
Principal Amount	U.S. $500,000,000.
Maturity	June 15, 2026.
Interest	Interest on the notes will accrue from June 18, 2018 and will be payable in cash at a rate of 5.875% per annum. Interest payment dates will be June 15 and December 15 of each year, beginning on December 15, 2018.
Record Dates	June 1 and December 1 of each year.
Issue Price	100.000%, plus accrued interest, if any, from June 18, 2018.
Trustee, Registrar and Paying Agent	U.S. Bank National Association.
Guarantors	None.
Sinking Fund	None.
Redemption

Except as set forth below, the Notes may not be redeemed prior to June 15, 2021. At any time or from time to time on or after June 15, 2021, the Company, at its option, may on any one or more occasions redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to, but excluding, the redemption date, if redeemed during the 12-month period beginning on June 15 of the years indicated:

Year	Optional Redemption Price
2021	102.938%
2022	101.958%
2023	100.979%
2024 and thereafter	100.000%

In addition, at any time prior to June 15, 2021, the Notes may also be redeemed by the Company on any one or more occasions in whole or in part, at the Company’s option, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of: (1) 1.0% of the principal amount of such Note; and (2) the excess of (a) the present value at such redemption date of (1) the redemption price of such Note on June 15, 2021 such redemption price being that described above plus (2) all required remaining scheduled interest payments due on such Note through June 15, 2021 other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum discounted on a semi-annual bond equivalent basis, over (b) the principal amount of such Note on such redemption date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, as of any Redemption Date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the Redemption Date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published or available or such data is no longer available thereon, any publicly available source of similar market data selected by the Company) most nearly equal to the period from the Redemption Date to June 15, 2021; provided, however, that if the period from the Redemption Date to June 15, 2021 is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to June 15, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Annex A-2

Form	The Notes will be issued in registered book-entry form represented by one or more global notes to be deposited with or on behalf of The Depository Trust Company (“DTC”) or its nominee. Transfers of the Notes will only be effected through facilities of DTC. Beneficial interests in the global notes may not be exchanged for certificated notes except in limited circumstances.
Maximum Aggregate Amount	The aggregate amount of Notes which may be authenticated and delivered under the Indenture is unlimited.
Place of Payment	The place where principal of and interest, if any on the Notes will be payable shall be an office or agency of the Trustee, which office shall initially be located at 21 South Street, 3rd Floor
Morristown, NJ 07960.
Change of Control	As set forth in the Officer’s Certificate.
Events of Default	As set forth in the Officer’s Certificate.

Annex A-3

ANNEX B

Unless this Certificate is presented by an authorized representative of The Depository Trust Company (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co., or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co., or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

This Global Security is held by DTC or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (i) the Trustee may make such notations hereon as may be required pursuant to Section 9.05 of the Indenture, (ii) this Global Security may be exchanged in whole but not in part pursuant to Section 2.07 of the Indenture, (iii) this Global Security may be delivered to the Trustee for cancellation pursuant to Section 2.12 of the Indenture and (iv) this Global Security may be transferred to a successor depositary with the prior written consent of the Company (as defined in the Indenture governing this Global Security).

CDK GLOBAL, INC.

5.875% SENIOR NOTES DUE 2026

$500,000,000

No. A-1	CUSIP 12508EAG61

CDK GLOBAL, INC., a Delaware corporation (the “Company”), promises to pay to Cede & Co., or registered assigns, the principal sum of the amount set forth on the Schedule of Increases and Decreases in Global Security attached hereto on June 15, 2026.

Interest Payment Dates: June 15 and December 15

Record Dates: June 1 and December 1

If any interest payment date, the maturity date or any earlier required repurchase date upon a designated event falls on a day that is not a Business Day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay.

Additional provisions of this Security are set forth on the other side of this Security.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an authenticating agent appointed by the Company, by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature pages follow]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and delivered.

Dated: June 18, 2018

CDK Global, Inc.
By:_________________________________________ Name: Joseph A. Tautges Title: Executive Vice President, Chief Financial Officer

[Signature Page to 5.875% Notes due 2026]

This is one of the Securities designated therein referred to in the within mentioned Indenture.

Dated: June 18, 2018

U.S. Bank National Association, as Trustee and Authenticating Agent
By:___________________________________ Authorized Signatory

REVERSE OF NOTE

1.	Notes

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series, pursuant to the Indenture dated as of June 18, 2018, as supplemented by the Officer’s Certificate dated as of June 18, 2018 (as so supplemented, the “Indenture”) between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as “5.875% Senior Notes due 2026,” issued in an initial aggregate principal amount of $500,000,000. The Notes will be issued only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

2.	Interest

CDK Global, Inc., a Delaware corporation (such entity, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above or as may be adjusted from time to time pursuant to the terms hereof. The Company will pay interest semiannually on June 15 and December 15 of each year, commencing December 15, 2018. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 18, 2018. Interest will be computed on the basis of a 360-day year comprised of twelve 30 day months. The Company will pay interest on overdue principal at the rate borne by this Note plus 1.0% per annum, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.

3.	Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the June 1 or December 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Security (including principal, premium, if any, interest and additional interest, if any) will be made by wire transfer of immediately available funds to the accounts specified by the Holder. The Company will make all payments in respect of a certificated Note (including principal, premium, if any, interest and additional interest, if any) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

4.	No Sinking Fund

The Notes will not be entitled to the benefit of any sinking fund.

5.	Optional Redemption

Except as set forth below, the Company shall not be entitled to redeem the Notes.

(a)                General: At any time or from time to time on or after June 15, 2021, the Company, at its option, may on any one or more occasions redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to, but excluding, the redemption date, if redeemed during the 12-month period beginning on June 15 of the years indicated:

Year	Optional Redemption Price
2021	102.938%
2022	101.958%
2023	100.979%
2024 and thereafter	100.000%

In addition, at any time prior to June 15, 2021, the Notes may also be redeemed by the Company on any one or more occasions in whole or in part, at the Company’s option, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of:

(1)               1.0% of the principal amount of such Note; and

(2)               the excess of:

(a)                the present value at such Redemption Date of (1) the redemption price of such Note on June 15, 2021, such redemption price being that described above plus (2) all required remaining scheduled interest payments due on such Note through June 15, 2021, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum discounted on a semi-annual bond equivalent basis, over

(b)               the principal amount of such Note on such Redemption Date.

Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, as of any Redemption Date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the Redemption Date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published or available, any publicly available source of similar market data selected by the Company) most nearly equal to the period from the Redemption Date to June 15, 2021; provided, however, that if the period from the Redemption Date to June 15, 2021 is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to June 15, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

(b)               Optional Redemption Following Change of Control Offer: If Holders of not less than 90% in aggregate principal amount of the outstanding Notes tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption.

6.	Notice of Redemption

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address, except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption will not impair or affect the validity of the redemption of any other Note redeemed in accordance with the provisions of the Indenture. Notes in denominations larger than $2,000 principal amount may be redeemed in part but only in principal amounts of $2,000 or less in whole and not in part. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

7.	Change of Control

Upon a Change of Control Triggering Event, any Holder of Notes will have the right to cause the Company to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued interest to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.

8.	Defaults and Remedies

The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture.

9.	Amendment and Modification

The provisions governing amendment and modification of any provision of the Indenture or the Notes are set forth in Article IX of the Indenture.

10.	No Impairment of Obligation to Pay or Right to Convert

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed or to convert this Note as provided in the Indenture.

11.	Transfer and Exchange

As provided in the Indenture and subject to certain limitations set forth therein, the Notes shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar with a request to register a transfer, the Registrar will register the transfer as requested if the requirements of the Indenture are satisfied. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the requirements of the Indenture are met. To permit registration of transfers and exchanges, the Company will execute and the Trustee will authenticate Notes at the Registrar’s request.

12.	Unclaimed Money

Subject to any applicable abandoned property law, if money for the payment of principal or interest remains unclaimed for two years after the date of payment of such principal and interest, the Trustee or Paying Agent shall pay the money back to the Company at its request. After any such payment, Holders entitled to the money must look to the Company and not to the Trustee for payment as general creditors.

13.	Discharge and Defeasance

Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or Government Securities for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.

14.	No Service Charge

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment by the Holder of a sum sufficient to pay all taxes, assessments or other governmental charges in connection therewith.

15.	Treatment as Owner

The registered holder of a Note will be treated as the owner of it for all purposes.

16.	Payment of Interest

The Company shall pay the principal of and interest on Notes in global form registered in the name of or held by Cede & Co. or its respective nominees in immediately available funds to Cede & Co. or its respective nominees, as the case may be, as the registered holder of such global notes.

17.	No Liability

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability (except in the case of bad faith or willful misconduct) for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

18.	Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.

19.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Security and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Security or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21.	Governing Law

The Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the state of New York.

ASSIGNMENT FORM

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I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                   agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date: _________________	Your Signature: __________________________

Sign exactly as your name appears on the other side of this Security.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 4.05 of the Base Indenture, check the box: ☐

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.05 of the Base Indenture, state the amount in principal amount: $[ ]

Dated: _________________	Your Signature: _________________
(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee: _________________________________________________
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES

The initial principal amount of this Global Security is $500,000,000 (FIVE HUNDRED MILLION DOLLARS). The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian